OFFER TO PURCHASE AND PROXY STATEMENT

                              ILLINOVA CORPORATION
                           OFFER TO PURCHASE FOR CASH
           ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING SERIES OF
                         CUMULATIVE PREFERRED STOCK OF

                             ILLINOIS POWER COMPANY
283,290 SHARES, CUMULATIVE PREFERRED STOCK, 4.08% SERIES AT A PURCHASE PRICE OF
                     $  PER SHARE, CUSIP NUMBER 452092 20 8
167,720 SHARES, CUMULATIVE PREFERRED STOCK, 4.20% SERIES AT A PURCHASE PRICE OF
                     $  PER SHARE, CUSIP NUMBER 452092 30 7
136,000 SHARES, CUMULATIVE PREFERRED STOCK, 4.26% SERIES AT A PURCHASE PRICE OF
                     $  PER SHARE, CUSIP NUMBER 452092 40 6
134,400 SHARES, CUMULATIVE PREFERRED STOCK, 4.42% SERIES AT A PURCHASE PRICE OF
                     $  PER SHARE, CUSIP NUMBER 452092 50 5
176,000 SHARES, CUMULATIVE PREFERRED STOCK, 4.70% SERIES AT A PURCHASE PRICE OF
                     $  PER SHARE, CUSIP NUMBER 452092 60 4
241,700 SHARES, CUMULATIVE PREFERRED STOCK, 7.75% SERIES AT A PURCHASE PRICE OF
                     $  PER SHARE, CUSIP NUMBER 452092 79 4
                     -------------------------------------

                             ILLINOIS POWER COMPANY
                                PROXY STATEMENT
        WITH RESPECT TO ITS COMMON STOCK AND CUMULATIVE PREFERRED STOCK
                     -------------------------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [EXPIRATION DATE], UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").
    Illinova Corporation, an Illinois corporation ("ILN"), invites the holders of each series of cumulative preferred stock (par value $50 per share) listed above (each a "Series of Preferred," and the holder thereof a "Preferred Shareholder") of Illinois Power Company, an Illinois corporation and direct utility subsidiary of ILN ("IPC"), to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per Share listed above (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Proxy Statement and in the accompanying Letter of Transmittal and Proxy (which together constitute the "Offer"). ILN will purchase any and all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer -- Certain Conditions of the Offer" and "Terms of the Offer -- Extension of Tender Period; Termination; Amendments."
    THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT, AS DESCRIBED BELOW, BEING ADOPTED AT THE SPECIAL MEETING (AS DEFINED BELOW). SEE "TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."
    Concurrently with the Offer, the Board of Directors of IPC is soliciting proxies for use at a special meeting of shareholders of IPC to be held at IPC's principal office, 500 South 27th Street, Decatur, Illinois 62525, on [EXPIRATION DATE] at 4:30 p.m., New York City time, or any adjournment or postponement of such meeting (the "Special Meeting"). The purpose of the Special Meeting is to consider an amendment (the "Proposed Amendment") to IPC's Amended and Restated Articles of Incorporation (the "Articles") which would remove a provision of the Articles that limits IPC's ability to issue or assume unsecured indebtedness (the "Debt Limitation Provision"). WHILE PREFERRED SHAREHOLDERS WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER ARE NOT REQUIRED TO VOTE IN FAVOR OF THE PROPOSED AMENDMENT, THE OFFER IS CONDITIONED UPON THE PROPOSED AMENDMENT BEING ADOPTED AT THE SPECIAL MEETING. IN ADDITION, PREFERRED SHAREHOLDERS HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. IF THE PROPOSED AMENDMENT IS ADOPTED AT THE SPECIAL MEETING, IPC
WILL MAKE A SPECIAL CASH PAYMENT (AS DEFINED HEREIN) IN THE AMOUNT OF $    PER
SHARE TO EACH PREFERRED SHAREHOLDER WHO VOTED IN FAVOR OF THE PROPOSED AMENDMENT, PROVIDED THAT SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER. THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ABOVE.
                     -------------------------------------

    ILN will pay to a Soliciting Dealer (as defined herein) a solicitation fee for Shares tendered, accepted for payment and paid for pursuant to the Offer, subject to certain conditions. See "Fees and Expenses Associated with the Offer."
                     -------------------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                     -------------------------------------

    NEITHER ILN, IPC, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
                     -------------------------------------

     IPC'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT.
                     -------------------------------------
    This Offer to Purchase and Proxy Statement is first being mailed on or about [STATEMENT DATE] to Preferred Shareholders of record on [RECORD DATE].
    IPC has declared the regular quarterly dividend on each Series of Preferred to be paid on May 1, 1998 (the "May 1998 Dividend") to holders of record as of the close of business on April 9, 1998. A tender and purchase of Shares pursuant to the Offer will not deprive a Preferred Shareholder of his or her right to receive the May 1998 Dividend on his or her Shares held of record as of the close of business on April 9, 1998, regardless of whether such Preferred Shareholder tenders his or her Shares in the Offer prior to that date. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any dividend period (or any portion thereof) after May 1, 1998.
    Each Series of Preferred is traded on the New York Stock Exchange, Inc. (the "NYSE"), except the 7.75% Series which trades in the over-the-counter market (the "OTC"). On [LAST SALE DATE REFERENCE], the last reported sales prices on
the NYSE were $    for the 4.08% Series of Preferred (on         ); $    for the
4.20% Series of Preferred (on       ); $    for the 4.26% Series of Preferred
(on         ); $
for the 4.42% Series of Preferred (on         ); and $    for the 4.70% Series
of Preferred (on         ). On [LAST SALE DATE REFERENCE], the last reported
sales price as reported by the National Quotation Bureau, Inc. was $    for the
7.75% Series of Preferred (on         ). Preferred Shareholders are urged to
obtain a current market quotation, if available, for their Shares.
                     -------------------------------------
                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
  The date of this Offer to Purchase and Proxy Statement is [STATEMENT DATE].

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF ILN OR IPC AS TO WHETHER PREFERRED SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN, IN THE RELATED LETTER OF TRANSMITTAL AND PROXY OR IN THE SEPARATE PROXY. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ILN OR IPC.

                                   IMPORTANT

     Any Preferred Shareholder desiring to accept the Offer and tender all or any portion of his or her Shares should either (i) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, (ii) complete and sign the applicable Letter of Transmittal and Proxy enclosed herewith (the "Letter of Transmittal and Proxy") in accordance with the instructions in such Letter of Transmittal and Proxy, mail or deliver the same and any other required documents to First Chicago Trust Company of New York (the "Depositary"), and deliver the certificates for such Shares, together with the Letter of Transmittal and Proxy, to the Depositary, or (iii) tender such Shares pursuant to the procedure for book-entry transfer set forth below under "Terms of the Offer -- Procedure for Tendering Shares," in each case on or prior to the Expiration Date (as defined below). A Preferred Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any Preferred Shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth below under "Terms of the Offer -- Procedure for Tendering Shares."

     EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND PROXY AND ITS OWN SEPARATE PROXY. ONLY THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY FOR SUCH SERIES OF PREFERRED OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER SHARES OF SUCH SERIES OF PREFERRED. A PROXY (WHETHER INCLUDED AS PART OF THE LETTER OF TRANSMITTAL AND PROXY OR AS A SEPARATE DOCUMENT ENCLOSED HEREWITH) MAY BE USED TO VOTE IN FAVOR OF THE PROPOSED AMENDMENT EVEN IF NO SHARES ARE BEING TENDERED.
                           -------------------------

     Questions or requests for assistance may be directed to MacKenzie Partners, Inc. ("MacKenzie" or the "Information Agent") or to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ" or the "Dealer Manager") at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase and Proxy Statement. Requests for additional copies of this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy, the separate Proxy or other related tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at ILN's or IPC's expense, as applicable. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                               TABLE OF CONTENTS

SUMMARY.....................................................      4
SPECIAL FACTORS.............................................      7
  Purpose of the Offer; Certain Effects of the Offer........      7
  Liquidity of Trading Market...............................      8
  Potential Effects of the Proposed Amendment on
     Non-Tendering Preferred Shareholders...................      8
  Plans of ILN and IPC After the Offer......................      9
  Certain Legal Matters; Regulatory Approvals...............     10
  Dissenters' Rights........................................     10
TERMS OF THE OFFER..........................................     10
  Number of Shares; Purchase Prices; Expiration Date;
     Dividends..............................................     10
  Procedure for Tendering Shares............................     11
  Withdrawal Rights.........................................     13
  Acceptance of Shares for Payment and Payment of Purchase
     Price..................................................     14
  Certain Conditions of the Offer...........................     15
  Extension of Tender Period; Termination; Amendments.......     16
PROPOSED AMENDMENT AND PROXY SOLICITATION...................     17
  Introduction..............................................     17
  Voting Securities, Rights and Procedures..................     17
  Dissenters' Rights........................................     18
  Proxies...................................................     19
  Special Cash Payments.....................................     19
  Security Ownership of Certain Beneficial Owners and
     Management.............................................     20
  Business to Come Before the Special Meeting...............     21
  Explanation of the Proposed Amendment.....................     21
  Reasons for the Proposed Amendment........................     21
  Relationship with Independent Accountants.................     23
PRICE RANGE OF SHARES; DIVIDENDS............................     23
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     25
SOURCE AND AMOUNT OF FUNDS..................................     27
TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES...........     27
FEES AND EXPENSES ASSOCIATED WITH THE OFFER.................     27
CERTAIN INFORMATION REGARDING ILN AND IPC; INCORPORATION BY
  REFERENCE.................................................     29
SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION; INCORPORATION
  BY REFERENCE..............................................     30
MISCELLANEOUS...............................................     32
ATTACHMENT A................................................    A-1

                                    SUMMARY

     The following summary is provided solely for the convenience of the Preferred Shareholders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy and the separate Proxy and any amendments hereto or thereto. Preferred Shareholders are urged to read this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy and the separate Proxy in their entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase and Proxy Statement.

The Companies.................   Illinova Corporation ("ILN"), 500 South 27th
                                 Street, Decatur, Illinois 62525, is an exempt holding company under the Public Utility
                                 Holding Company Act of 1935, as amended (the
                                 "Holding Company Act"). ILN has three principal operating subsidiaries: Illinois Power Company
                                 ("IPC"), a combination electric and gas
                                 utility; Illinova Generating Company, an independent power supply company; and Illinova
                                 Energy Partners, Inc., an energy broker and services company. IPC is engaged in the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. Its service area is a widely diversified industrial and agricultural area comprising approximately 15,000 square miles in northern, central and southern Illinois.
                                 Electric service is provided at retail to 310 incorporated municipalities, adjacent suburban and rural areas and numerous unincorporated municipalities. Gas service is provided to 257 incorporated municipalities, adjacent suburban areas and numerous unincorporated municipalities.

The Shares....................   4.08% Series, Cumulative Preferred Stock (par
                                 value $50 per share)
                                 4.20% Series, Cumulative Preferred Stock (par value $50 per share)
                                 4.26% Series, Cumulative Preferred Stock (par value $50 per share)
                                 4.42% Series, Cumulative Preferred Stock (par value $50 per share)
                                 4.70% Series, Cumulative Preferred Stock (par value $50 per share)
                                 7.75% Series, Cumulative Preferred Stock (par value $50 per share)

The Offer and Purchase
Price.........................   Offer to purchase any or all Shares of each
                                 Series of Preferred at the prices set forth below, which prices shall be the "Purchase
                                 Price" with respect to the applicable Series of Preferred.

                                 $  per Share of the 4.08% Series
                                 $  per Share of the 4.20% Series
                                 $  per Share of the 4.26% Series
                                 $  per Share of the 4.42% Series
                                 $  per Share of the 4.70% Series
                                 $  per Share of the 7.75% Series

Independent Offer.............   The Offer for one Series of Preferred is
                                 independent of the Offer for any other Series of Preferred. The Offer is not conditioned upon any minimum number of Shares of the applicable
                                 Series of Preferred being tendered. Preferred
                                 Shareholders who wish to tender their Shares are not required to vote in favor of the Proposed Amendment. The Offer is subject, however, to adoption of the Proposed Amendment at the Special Meeting and certain other conditions described herein. See "Terms of the Offer -- Certain Conditions of the Offer."

Expiration Date of the
Offer.........................   The Offer expires at 5:00 p.m., New York City
                                 time on [Expiration Date], unless extended (the
                                 "Expiration Date").

How to Tender Shares..........   See "Terms of the Offer -- Procedure for
                                 Tendering Shares." For further information, call the Information Agent or the Dealer
                                 Manager or consult your broker for assistance.

Withdrawal Rights.............   Tendered Shares of any Series of Preferred may
                                 be withdrawn at any time until the Expiration
                                 Date with respect to such Series of Preferred and, unless previously accepted for payment, may also be withdrawn after
                                                     , 1998. See "Terms of the
                                 Offer -- Withdrawal Rights." Any proxy
                                 accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed
                                 Amendment and Proxy Solicitation -- Proxies."

Purpose of the Offer..........   ILN is making the Offer because ILN believes
                                 that the purchase of Shares is economically attractive to ILN, its shareholders and IPC. In addition, the Offer gives Preferred
                                 Shareholders the opportunity to sell their Shares at a price which ILN believes to be a premium over the current market price on the date of the announcement of the Offer and without the usual transaction costs associated with a market sale. See "Special Factors."

Dividends.....................   IPC has declared the regular quarterly dividend
                                 on each Series of Preferred to be paid on May
                                 1, 1998 (the "May 1998 Dividend") to holders of record as of the close of business on April 9, 1998. A tender and purchase of Shares pursuant to the Offer will not deprive a Preferred
                                 Shareholder of his or her right to receive the May 1998 Dividend on his or her Shares held of record as of the close of business on April 9, 1998. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any dividend period (or any portion thereof) after May 1, 1998.

Brokerage Commissions.........   Not payable by Preferred Shareholders.

Solicitation Fee..............   ILN will pay a solicitation fee of
                                 $            per Share that is tendered,
                                 accepted for payment and paid for pursuant to
                                 the Offer in transactions for beneficial owners
                                 of fewer than        Shares and a solicitation
                                 fee of $            per Share for transactions
                                 for beneficial owners of        or more Shares;
                                 provided that solicitation fees payable in
                                 transactions for beneficial owners of        or
                                 more Shares shall be paid 80% to the Dealer
                                 Manager and 20% to any designated Soliciting
                                 Dealer (as defined herein) (which may be the
                                 Dealer Manager). If the Proposed Amendment is
                                 adopted at the Special Meeting, IPC will pay to
                                 each designated Soliciting Dealer a separate
                                 fee of $            per Share for Shares that
                                 are not tendered pursuant to the Offer but
                                 which are voted in favor of the Proposed
                                 Amendment in transactions for beneficial owners
                                 of fewer than        Shares and a separate fee
                                 of $            per Share for Shares that are
                                 not tendered pursuant to the Offer but which
                                 are voted in favor of the Proposed Amendment in
                                 transactions for beneficial owners of        or
                                 more Shares; provided that the separate fee
                                 payable in transactions for beneficial owners
                                 of        or more Shares shall be paid 80% to
                                 the Dealer Manager
                                 and 20% to any designated Soliciting Dealer
                                 (which may be the Dealer Manager). A Soliciting
                                 Dealer will not be entitled to a solicitation fee or a separate fee for Shares beneficially owned by such Soliciting Dealer.

Proposed Amendment............   Concurrently with the Offer, the Board of
                                 Directors of IPC is soliciting proxies for use at the Special Meeting. The purpose of the Special Meeting is to consider an amendment to IPC's Articles which would remove a provision that limits IPC's ability to issue or assume unsecured indebtedness. If the Proposed
                                 Amendment is adopted at the Special Meeting, the clause of the Articles that places restrictions on IPC's ability to issue or assume unsecured indebtedness will be eliminated with respect to any Shares that remain outstanding after the consummation of the Offer. See "Special Factors." Preferred
                                 Shareholders may be entitled to dissenters' rights in connection with the adoption of the Proposed Amendment. See "Proposed Amendment and
                                 Proxy Solicitation -- Dissenters' Rights."

Special Meeting...............   IPC will consider the Proposed Amendment at the
                                 Special Meeting to be held at its principal office, 500 South 27th Street, Decatur,
                                 Illinois 62525, on [Expiration Date] at 4:30 p.m., New York City time. Only holders of record of IPC's voting securities at the close of business on the Record Date will be entitled to vote at the Special Meeting.

Record Date...................   [Record Date].

Special Cash Payment..........   If the Proposed Amendment is adopted at the
                                 Special Meeting by IPC's shareholders, IPC will
                                 make a special cash payment of $      per Share
                                 to each Preferred Shareholder who voted in favor of the Proposed Amendment but who did not tender his or her Shares (the "Special Cash
                                 Payment"). Preferred Shareholders who validly tender their Shares will be entitled only to the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy
                                 Statement.

Payment Date..................   Promptly after the Expiration Date or any
                                 extension thereof (the "Payment Date").

Stock Transfer Tax............   Except as described herein, ILN will pay or
                                 cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. Each
                                 Preferred Shareholder will be responsible for paying any income or gross receipts taxes imposed by any jurisdiction by reason of the Special Cash Payment and/or the sale of the Shares. See Instruction 6 of the applicable
                                 Letter of Transmittal and Proxy. See also
                                 "Terms of the Offer -- Acceptance of Shares for
                                 Payment and Payment of Purchase Price" and
                                 "Certain Federal Income Tax Consequences."

Further Information...........   Additional copies of this Offer to Purchase and
                                 Proxy Statement, the applicable Letter of Transmittal and Proxy, and the applicable separate Proxy may be obtained by contacting
                                 MacKenzie Partners, Inc., at (800) 322-2885
                                 (toll free) or (212) 929-5500 (brokers and dealers). Questions about the Offer should be directed to DLJ at (800) 334-1604 (toll free).

                                SPECIAL FACTORS

PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     ILN believes that the purchase of the Shares at this time represents an attractive economic opportunity that will benefit ILN, its shareholders and IPC. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which ILN believes to be a premium to the respective market prices of Shares of each Series of Preferred on the date of the announcement of the Offer and without the usual transaction costs associated with a sale. ILN did not find it practicable to, and did not, quantify or otherwise assign relative weights to these considerations. Trading of the Shares of each Series of Preferred has been limited and sporadic. Therefore, ILN determined the Purchase Price for each Series of Preferred with reference to certain objective factors, including, but not limited to, historical and recent market prices, yields on U.S. Treasury and municipal securities, yields on comparable preferred securities, the prior trading characteristics of each Series of Preferred, and the current and future redemption price of each Series of Preferred, as well as certain subjective factors, including, but not limited to, general industry outlook, general market supply of securities of similar type, and supply and demand factors in the securities markets generally. Although the weighing of these factors is subjective, ILN gave relatively more weight to objective factors, such as yields on U.S. Treasury and municipal securities, yields on comparable preferred securities, and current and future redemption prices of the Series of Preferred.

     Neither ILN, IPC nor their respective boards of directors (individually, a "Board of Directors" and collectively, the "Boards of Directors") received any report, opinion or appraisal from an outside party which is related to the Offer, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Shares or the fairness of such Offer to ILN, IPC or the unaffiliated holders of Shares. Neither of the Boards of Directors nor any individual director of ILN or IPC has retained an unaffiliated representative to act solely on behalf of unaffiliated holders of Shares for the purposes of negotiating the terms of the Offer or preparing a report concerning the fairness of the Offer. Neither ILN, IPC nor their respective Boards of Directors believed these measures were necessary to ensure fairness in light of the fact that the Offer will not result in a liquidation or change in control in ILN, IPC or any of their affiliates.

     Preferred Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred pursuant to IPC's Articles, nor does ILN or IPC intend to effect any such redemption by making the Offer. Further, the Offer does not constitute a waiver by IPC of any option it has to redeem Shares. The 4.08% Series, 4.20% Series, 4.26% Series, 4.42% Series and 4.70% Series of cumulative preferred stock are not subject to mandatory redemption, but presently are redeemable at the option of IPC at $51.50 per Share, $52.00 per Share, $51.50 per Share, $51.50 per Share and $51.50 per Share respectively. The 7.75% Series is also not subject to mandatory redemption and is not redeemable until July 1, 2003. On or after July 1, 2003, the 7.75% Series is redeemable at the option of IPC at $50.00 per Share. The Shares of each Series of Preferred have no preemptive or conversion rights. Upon liquidation or dissolution of IPC, owners of the Shares would be entitled to receive an amount equal to the liquidation preference of $50.00 per share plus all accrued and unpaid dividends (whether or not earned or declared) thereon to the date of payment, prior to the payment of any amounts to the holders of IPC's common stock (currently, ILN is the only holder of IPC's common stock).

     Shares validly tendered to the Depositary pursuant to the Offer and not withdrawn in accordance with the procedures set forth herein shall be held until the Expiration Date (or returned to the extent the Offer is terminated in accordance herewith). To the extent that the Proposed Amendment is adopted at the Special Meeting and the Shares tendered are accepted for payment and paid for in accordance with the terms hereof, ILN presently intends to sell or otherwise transfer Shares to IPC and, at that time, it is expected that IPC would retire and cancel the Shares. However, in the event the Proposed Amendment is not adopted at the Special Meeting, ILN may elect to, but is not obligated to, waive, subject to applicable law, such condition. In that case, subsequent to ILN's waiver and purchase of the Shares, IPC anticipates, as promptly as practicable thereafter, that it would call another special meeting of its shareholders and solicit proxies therefrom for an amendment substantially similar to the Proposed Amendment. At that meeting, ILN would vote any Shares purchased by it pursuant to the Offer or otherwise (together with its shares of IPC's common stock) in favor of such amendment, thereby maximizing the prospects for the adoption of the amendment.

     The purchase of Shares of each Series of Preferred pursuant to the Offer will reduce the number of holders of Shares and the number of such Shares that might otherwise trade publicly, and, depending upon the number of Shares so purchased, such reduction could adversely affect the ratings, liquidity and market value of the remaining Shares of each such Series of Preferred held by the public. The extent of the public market for such Shares and the availability of price quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. As of [RECORD DATE],
there were           registered holders of the 4.08% Series,
registered holders of the 4.20% Series,           registered holders of the
4.26% Series,           registered holders of the 4.42% Series,
registered holders of the 4.70% Series and           registered holders of the
7.75% Series. Depending on the number of Shares tendered and purchased pursuant to the Offer, the Series of Preferred listed and trading on the NYSE may no longer meet the requirements of the NYSE for continued listing, which could adversely affect the market for such Shares. In addition, each Series of Preferred (other than the 7.75% Series) is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration of such Shares under the Exchange Act may be terminated upon the application by IPC to the SEC if such Shares are neither listed on a national securities exchange nor held by more than 300 holders of record. Termination of registration of such Shares under the Exchange Act would substantially reduce the information required to be furnished to Preferred Shareholders and could make certain provisions of the Exchange Act, such as the requirement of Rule 13e-3 thereunder with respect to "going private transactions," no longer applicable to IPC.

     As of the date of this Offer to Purchase and Proxy Statement, each Series of Preferred was rated Baa2, BBB- and BBB-, by Moody's Investors Service, Inc. ("Moody's), Standard & Poor's Rating Services ("S&P") and Duff & Phelps, Inc. (D&P"), respectively.

LIQUIDITY OF TRADING MARKET

     To the extent that Shares of any Series of Preferred are tendered, accepted for payment and paid for in the Offer, the trading market for Shares of such Series of Preferred that remain outstanding may be significantly more limited, which might adversely affect the liquidity, market value and price volatility of such Shares. Equity securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would comparable equity securities with a greater float. Therefore, the market price for Shares that are not tendered in the Offer may be affected adversely to the extent that the number of Shares purchased pursuant to the Offer reduces the float. A reduced float may also make the trading price of the Shares that are not tendered, accepted for payment and paid for in the Offer more volatile. Preferred Shareholders of the remaining Shares may attempt to obtain quotations for the Shares from their brokers; however, there can be no assurance that any trading market will exist for such Shares following consummation of the Offer. To the extent a market continues to exist for the Shares after the Offer, the Shares may trade at a discount compared to present trading depending on the market for shares with similar features, the performance of IPC and other factors. There is no assurance that an active market in the Shares will exist and no assurance as to the prices at which the Shares may trade.

POTENTIAL EFFECTS OF THE PROPOSED AMENDMENT ON NON-TENDERING PREFERRED SHAREHOLDERS

     If the Proposed Amendment is adopted at the Special Meeting, Preferred Shareholders of Shares that are not tendered and purchased pursuant to the Offer will no longer be entitled to the benefits of the Debt Limitation Provision, which will have been removed by the Proposed Amendment. As discussed above, the Debt Limitation Provision places restrictions on IPC's ability to issue or assume unsecured indebtedness. Although IPC's debt instruments may contain certain restrictions on IPC's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded IPC by the removal of the Debt Limitation Provision may permit IPC to take certain actions that may increase the credit risks with respect to IPC, adversely affecting the market price and credit rating of the remaining Shares or otherwise be materially adverse to the interests of the remaining Preferred Shareholders. In addition, to the extent that IPC elects to issue or assume additional unsecured indebtedness, the remaining Preferred Shareholders' relative position in IPC's capital structure could be perceived to decline, which in turn could adversely affect the market prices and credit ratings of the remaining Shares.

PLANS OF ILN AND IPC AFTER THE OFFER

     Following the consummation of the Offer, the business and operations of IPC are expected to be continued substantially as they are currently being conducted. Except as disclosed herein, ILN and IPC currently have no plans or proposals that relate to or would result in: (i) the acquisition by any person or entity of additional securities of IPC or the disposition of securities of IPC, other than in the ordinary course of business; (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving IPC or any of its subsidiaries; (iii) a sale or transfer of a material amount of assets of IPC or any of its subsidiaries; (iv) any change in the present Board of Directors or management of IPC; (v) any material change in the present dividend rate or policy, or indebtedness or capitalization of IPC; (vi) any other material change in IPC's corporate structure or business; (vii) any change in IPC's Articles or by-laws ("By-laws") or any actions that may impede the acquisition of control of IPC by any person; (viii) a class of equity securities of IPC being delisted from a national securities exchange or no longer authorized to be quoted on the OTC; (ix) a class of equity securities of IPC becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (x) the suspension of IPC's obligation to file reports pursuant to Section 15(d) of the Exchange Act. However, ILN and IPC have from time to time considered, and expect to consider in the future, various strategies designed to enhance IPC's ability to anticipate and adapt to changes in the increasingly competitive utility industry. ILN and IPC are currently developing strategies responsive to the enactment of Public Act 90-561 ("PA 90-561") in Illinois on December 16, 1997. PA 90-561 amends the Illinois Public Utilities Act in numerous respects and provides a comprehensive framework for restructuring the electric utility industry in Illinois, including a managed transition to a competitive industry. PA 90-561 permits electric utilities in Illinois, including IPC, upon approval of the Illinois Commerce Commission ("ICC"), to issue, directly or indirectly, securitization bonds on or after August 1, 1998 in an aggregate amount not to exceed, among certain other restrictions, 50% of the electric utility's total capitalization as of December 31, 1996, with the proceeds of such issuance generally limited to the refinancing of debt or equity of the electric utility. IPC intends to file an application with the ICC seeking the approvals required for such issuance of securitization bonds and may determine to proceed with such issuance in 1998. In addition, ILN and IPC may pursue other business strategies, including business combinations with other companies, internal restructurings involving the complete or partial separation of IPC's generation, transmission and distribution businesses, acquisitions or dispositions of assets or lines of business, and additions to or reductions of franchised service territories. ILN and IPC may from time to time engage in discussions, either internally or with third parties, regarding one or more of these potential strategies. Those discussions may be subject to confidentiality agreements and the policy of ILN and IPC is generally not to comment on such activities. No assurances can be given that any potential transaction of the types described above may actually occur, or if one does occur, no assurances can be given with respect to the ultimate effect of any such transaction on ILN's or IPC's results or operations, financial condition or competitive position.

     After the consummation of the Offer, ILN or IPC, in its sole discretion, may purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act, prohibits ILN and its affiliates (including IPC) from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer, until at least ten business days after the Expiration Date with respect to that Series of Preferred. Any future purchases of Shares by ILN or IPC would depend on many factors, including the success of the Offer, the market price of the Shares, ILN's business and financial position, legal restrictions on ILN's ability to purchase Shares as well as general economic and market conditions.

     NEITHER ILN, IPC, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH PREFERRED

SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Neither ILN nor IPC needs to obtain approval from the ICC to undertake the Offer or the proxy solicitation. ILN is not aware of any license or regulatory permit that would be material to ILN's or IPC's business that might be adversely affected by ILN's acquisition of Shares as contemplated in the Offer or of any other approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for ILN's acquisition of Shares pursuant to the Offer. Should any approval or other action be required, ILN currently contemplates that it will seek such approval or other action. ILN cannot predict whether it could be required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to ILN's or IPC's business. ILN intends to make all required filings under the Exchange Act. ILN's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See "Terms of the Offer -- Certain Conditions of the Offer."

     Except for adoption of the Proposed Amendment, which condition can be waived by ILN, no approval of the holders of any Shares or the holders of any of IPC's other securities or the holders of ILN's securities is required in connection with the Offer. See "Proposed Amendment and Proxy Solicitation."

DISSENTERS' RIGHTS

     No dissenters' rights are available to holders of Shares in connection with the Offer. However, holders of Shares may be entitled to dissenters' rights in connection with the adoption of the Proposed Amendment. See "Proposed Amendment and Proxy Solicitation -- Dissenters' Rights."

                               TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICES; EXPIRATION DATE; DIVIDENDS

     Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal, ILN will purchase any and all Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with "Terms of the Offer -- Withdrawal Rights") at the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement for the Shares tendered, net to the seller in cash. See "Terms of the Offer -- Certain Conditions of the Offer" and "Terms of the Offer -- Extension
of Tender Period; Termination; Amendments." On             , there were issued
and outstanding 283,290 Shares of the 4.08% Series of Preferred; 167,720 Shares of the 4.20% Series of Preferred; 136,000 Shares of the 4.26% Series of Preferred; 134,400 Shares of the 4.42% Series of Preferred; 176,000 Shares of the 4.70% Series of Preferred; and 241,700 Shares of the 7.75% Series of Preferred.

     THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT, AS DESCRIBED HEREIN, BEING ADOPTED AT THE SPECIAL MEETING. SEE "TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."

     The Offer is being sent to all persons in whose names Shares are registered on the books of IPC as of the close of business on [RECORD DATE] and transferees of such persons. Only a record holder of Shares on the Record Date may vote in person or by proxy at the Special Meeting. No record date is fixed for determining which persons are permitted to tender Shares. Any person who is the beneficial owner but not the record holder of Shares must arrange for the record transfer of such Shares prior to tendering.

     With respect to each Series of Preferred, the Expiration Date is the later of 5:00 p.m. New York City time, on [EXPIRATION DATE] or the latest time and date to which the Offer with respect to such Series of Preferred is extended. ILN expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series of Preferred is open, by giving oral or written notice of such extension to the Depositary and making a public announcement thereof, without extending the period of time during which the Offer for any other Series of Preferred is open. There is no assurance whatsoever that ILN will exercise its right to extend the Offer for any Series of Preferred. If ILN decides, in its sole discretion, to (i) decrease the number of Shares of any Series of Preferred being sought, (ii) increase or decrease the consideration offered in the Offer to holders of any Series of Preferred or (iii) increase or decrease the Soliciting Dealers' fees and, at the time that notice of such increase or decrease is first published, sent or given to holders of such Series of Preferred in the manner specified herein, the Offer for such Series of Preferred is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, such Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED.

     The May 1998 Dividend has been declared on each Series of Preferred, payable May 1, 1998 to holders of record as of the close of business on April 9, 1998. A tender and purchase of Shares pursuant to the Offer will not deprive such Preferred Shareholder of his or her right to receive the May 1998 Dividend on his or her Shares held of record on April 9, 1998, regardless of when such tender is made. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any dividend period (or any portion thereof) after May 1, 1998. The payment of the May 1998 Dividend will be made separately from payments for Shares tendered in the Offer or the payment of any Special Cash Payments.

PROCEDURE FOR TENDERING SHARES

     To tender Shares pursuant to the Offer, the tendering owner of Shares must either:

          (i) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement) a properly completed and duly executed Letter of Transmittal and Proxy, or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal and Proxy and either (a) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described herein (and a confirmation of such delivery must be received by the Depositary), in each case by 5:00 p.m., New York City time, on the Expiration Date; or

          (ii) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

A tender of Shares made pursuant to any method of delivery set forth herein or in the Letter of Transmittal and Proxy will constitute a binding agreement between the tendering holder and ILN upon the terms and subject to the conditions of the Offer.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase and Proxy Statement, and any financial institution that is a participant in the system of a Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, such delivery must be accompanied by either (i) a properly completed and duly executed Letter of Transmittal and Proxy, together with any required signature guarantees and any other required documents or (ii) an Agent's Message

(as hereinafter defined) and, in any case, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement on or prior to the Expiration Date. The confirmation of a book entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

     DELIVERY OF THE LETTER OF TRANSMITTAL AND PROXY AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY OR TO ILN DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, received by the Depositary and forming a part of the book-entry transfer when a tender is initiated, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Proxy and that ILN may enforce such agreement against such participant.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal and Proxy must be guaranteed by a firm that is a member in good standing of a registered national securities exchange or the National Association of Securities Dealers, Inc. ("NASD"), or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal and Proxy need not be guaranteed if (i) the Letter of Transmittal and Proxy is signed by the registered owner of the Shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal and Proxy or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal and Proxy. If Shares are registered in the name of a person other than the signatory on the Letter of Transmittal and Proxy, or if unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as stated above. See Instructions 4, 6 and 7 to the Letter of Transmittal and Proxy.

     Guaranteed Delivery Procedure. If a Preferred Shareholder desires to tender Shares pursuant to the Offer and such Preferred Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by ILN and IPC herewith, is received (with any required signatures or signature guarantees) by the Depositary as provided below on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal and Proxy, or a manually signed facsimile thereof, and any other documents required by the Letter of Transmittal and Proxy, are received by the Depositary no later than 5:00 p.m., New York City time, within three business days after the date of execution of such Notice of Guaranteed Delivery.

     THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR MAILED OR TRANSMITTED BY FACSIMILE TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY.

     In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal and Proxy, a manually signed facsimile thereof, or, if applicable, an Agent's Message, is received by the Depositary.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or an Agent's Message with respect to) such Shares, a Letter of Transmittal and Proxy, properly completed and duly executed, or a manually signed facsimile thereof, with any required signature guarantees and all other documents required by the Letter of Transmittal and Proxy. Accordingly, tendering Preferred Shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. Under no circumstances will interest be paid on the Purchase Price for Shares tendered to ILN pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING PREFERRED SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING PREFERRED SHAREHOLDER WHO IS A UNITED STATES PERSON MUST NOTIFY THE DEPOSITARY OF SUCH PREFERRED SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING AND EXECUTING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL AND PROXY OR IN THE SEPARATE PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY). SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

     EACH PREFERRED SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

     Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by ILN, in its sole discretion, and its determination will be final and binding. ILN reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of ILN's counsel, be unlawful. ILN also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of ILN, IPC, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except
that they may be withdrawn after                     , 1998 unless previously
accepted for payment as provided in this Offer to Purchase and Proxy Statement.

     The proxy accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed Amendment and Proxy Solicitation -- Proxies."

     To be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement, and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered owner (if different from that of the tendering Preferred Shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "Terms of the Offer -- Procedure for Tendering Shares" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by ILN, in its sole discretion, and its determination will be final and binding. None of ILN, IPC, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give any such notification.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, ILN will accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in "Terms of the Offer -- Withdrawal Rights." Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted pursuant to the Offer will be made by the Depositary as promptly as practicable after the Expiration Date. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly but only after timely receipt by the Depositary of certificates for such Shares (or of an Agent's Message), a properly completed and duly executed Letter of Transmittal and Proxy (or in the case of an Eligible Institution, a facsimile thereof) and any other required documents. Accordingly, tendering Preferred Shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations are actually received by the Depositary.

     For purposes of the Offer, ILN will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. ILN will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor thereon with the Depositary, which will act as agent for tendering Preferred Shareholders for the purpose of receiving payment from ILN and transmitting payment to tendering Preferred Shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON AMOUNTS TO BE PAID TO TENDERING PREFERRED SHAREHOLDERS, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Certificates for all Shares not validly tendered will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility, as promptly as practicable, without expense to the tendering Preferred Shareholder.

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered. If certain events occur, ILN may not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer -- Certain Conditions of the Offer."

     ILN will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered owner, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal and Proxy, the amount of any stock transfer taxes (whether imposed on the registered owner, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Each Preferred Shareholder will be responsible for paying any income or gross receipts taxes imposed by any jurisdiction by reason of the sale of the Shares or the Special Cash Payment, as described herein. See Instruction 6 of the accompanying Letter of Transmittal and Proxy. See also "Proposed Amendment and Proxy Solicitation -- Special Cash Payments" and "Certain Federal Income Tax Consequences."

CERTAIN CONDITIONS OF THE OFFER

     ILN WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY SHARES TENDERED IF THE PROPOSED AMENDMENT IS NOT ADOPTED AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS OF RECORD HAVE THE RIGHT TO VOTE FOR OR AGAINST THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. IF THE PROPOSED AMENDMENT IS ADOPTED AT THE SPECIAL MEETING, IPC WILL MAKE A SPECIAL CASH PAYMENT TO EACH PREFERRED SHAREHOLDER WHO VOTED IN FAVOR OF THE PROPOSED AMENDMENT, PROVIDED THAT THEIR SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER. PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL ONLY BE ENTITLED TO THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS OFFER TO PURCHASE AND PROXY STATEMENT.

     In addition, notwithstanding any other provision of the Offer, ILN will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (by oral or written notice to the Depositary and timely public announcement) or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, or payment for, Shares tendered, if at any time on or after [DAY BEFORE STATEMENT DATE], and at or before the Expiration Date, any of the following shall have occurred (which shall not have been waived by ILN):

          (i) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (a) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (b) in the reasonable judgment of ILN, would or might materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of ILN and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of ILN or any of its subsidiaries or materially impair the Offer's contemplated benefits to ILN;

          (ii) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or ILN or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal that, in ILN's reasonable judgment, would or might directly or indirectly (a) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (b) delay or restrict the ability of ILN, or render ILN unable, to accept for payment or pay for some or all of the Shares; (c) materially impair the contemplated benefits of the Offer to ILN or IPC (including materially increasing the effective interest cost of certain types of unsecured indebtedness); or (d) materially affect the business, condition (financial or otherwise), income, operations or prospects of ILN and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of ILN or any of its subsidiaries;

          (iii) there shall have occurred (a) any significant decrease in the market price of the Shares, (b) any change in the general political, market, economic or financial conditions in the United States or abroad that, in the reasonable judgment of ILN, would or might have a material adverse effect on ILN's business, operations, prospects or ability to obtain financing generally or the trading in the Shares or other equity securities of ILN; (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in ILN's reasonable judgment, would or might affect the extension of credit by lending institutions in the United States; (d) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (e) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (f) in the case of any of the foregoing existing at the time of the commencement of the Offer, in ILN's reasonable judgment, a material acceleration or worsening thereof,
     (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on [DAY BEFORE STATEMENT DATE]; or (h) a decline in the ratings accorded any of ILN's securities or the Shares by Moody's, S&P or D&P, or that S&P, Moody's or D&P has announced that it has placed any such rating under surveillance or review with negative implications;

          (iv) any tender or exchange offer with respect to some or all of the Shares (other than the Offer) or other equity securities of ILN, or a merger, acquisition or other business combination proposal for ILN, shall have been proposed, announced or made by any person or entity; or

          (v) there shall have occurred any event or events that have resulted, or, in ILN's reasonable judgment, may result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of ILN and its subsidiaries;

and in the sole judgment of ILN, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions (including the condition that the Proposed Amendment be adopted at the Special Meeting) are for the sole benefit of ILN and may be asserted by ILN regardless of the circumstances (including any action or inaction by ILN) giving rise to any such condition, and any such condition may be waived by ILN, in whole or in part, at any time and from time to time in its sole discretion. A decision by ILN to terminate or otherwise amend any Offer, following the occurrence of any of the foregoing, with respect to one Series of Preferred will not create an obligation on behalf of ILN to terminate or otherwise amend in a similar manner the Offer with respect to any other Series of Preferred. The failure by ILN at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by ILN concerning the events described above will be final and binding on all parties.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     ILN expressly reserves the right, in its sole discretion, and at any time and/or from time to time prior to the Expiration Date, to extend the period of time during which the Offer for any Series of Preferred is open by giving oral or written notice of such extension to the Depositary, without extending the period of time during which the Offer for any other Series of Preferred is open. There can be no assurance, however, that ILN will exercise its right to extend the Offer for any Series of Preferred. During any such extension, all Shares of the subject Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer -- Withdrawal Rights."

     ILN also expressly reserves the right, in its sole discretion, to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered, subject to Rule 13e-4(f) (5) under the Exchange Act, which requires ILN either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer upon the occurrence of any of the conditions specified in "Terms of the Offer -- Certain Conditions of the Offer" by giving oral or written notice of such termination to the Depositary, and making a public announcement thereof.

     Subject to compliance with applicable law, ILN further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and/or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Preferred Shareholders affected thereby in a manner reasonably designed to inform such Preferred Shareholders of such change. Without limiting the manner in which ILN may choose to make a public announcement, except as required by applicable law, ILN shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If ILN materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, ILN will extend the Offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e)
(2) under the Exchange Act. Those rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, a change in percentage of securities sought or a change in the dealerIs solicitation fee) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. If the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that ILN publishes, sends or gives to Preferred Shareholders a notice that it will (i) increase or decrease the price it will pay for Shares, (ii) decrease the percentage of Shares it seeks or (iii) increase or decrease the Soliciting Dealers' Fees, the Offer will be extended until the expiration of such period of ten business days. THE OFFER FOR EACH SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. IF ILN EXTENDS OR AMENDS ANY OFFER WITH RESPECT TO ONE SERIES OF PREFERRED FOR ANY REASON, ILN WILL HAVE NO OBLIGATION TO EXTEND THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

                   PROPOSED AMENDMENT AND PROXY SOLICITATION

INTRODUCTION

     This Offer to Purchase and Proxy Statement is first being mailed on or about [STATEMENT DATE] to the Preferred Shareholders of IPC in connection with the solicitation of proxies by the Board of Directors of IPC (the "Board") for use at the Special Meeting. At the Special Meeting, the shareholders of record of IPC will vote upon the Proposed Amendment to the Articles.

     While Preferred Shareholders who wish to tender their Shares pursuant to the Offer are not required to vote in favor of the Proposed Amendment, the Offer is conditioned upon the Proposed Amendment being adopted at the Special Meeting. In addition, Preferred Shareholders have the right to vote for the Proposed Amendment regardless of whether they tender their Shares. If the Proposed Amendment is adopted at the Special Meeting, IPC will make a special cash
payment in the amount of $     per Share (the "Special Cash Payment") to each
Preferred Shareholder who voted in favor of the Proposed Amendment, provided that such Shares have not been tendered pursuant to the Offer. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is adopted). Those Preferred Shareholders who validly tender their Shares will be entitled only to the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement. See "-- Special Cash Payments."

VOTING SECURITIES, RIGHTS AND PROCEDURES

     Only holders of record of IPC's voting securities at the close of business on [RECORD DATE] (the "Record Date") will be entitled to vote in person or by proxy at the Special Meeting. The outstanding voting securities of IPC are divided into two classes: common stock and cumulative preferred stock (par value $50 per Share). The class of cumulative preferred stock has been issued in the six Series of Preferred with the record holders of all Shares of the cumulative preferred stock voting together as one class. The shares outstanding as of the Record Date, and the vote to which each share is entitled in consideration of the Proposed Amendment, are as follows:

                                                              SHARES       VOTES PER
                         CLASS                              OUTSTANDING      SHARE
                         -----                              -----------    ---------
Common Stock (No Par Value).............................     66,215,292     1 vote
Cumulative Preferred Stock (Par Value $50 Per Share)....      1,139,110     1 vote

     The affirmative votes of the holders of at least two-thirds of the outstanding shares of IPC's (i) common stock and all Series of Cumulative Preferred Stock, voting together as one class, and (ii) Cumulative Preferred Stock, all Series voting together as one class, are required to approve the Proposed Amendment to be presented at the Special Meeting. Abstentions and broker non-votes will have the effect of votes against the Proposed Amendment. ILN, WHICH OWNS ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF IPC, HAS ADVISED IPC THAT IT INTENDS TO VOTE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF IPC IN FAVOR OF THE PROPOSED AMENDMENT.

     Votes at the Special Meeting will be tabulated preliminarily by the Depositary. Inspectors of Election, duly appointed by the presiding officer of the Special Meeting, will definitively count and tabulate the votes and determine and announce the results at the Special Meeting. IPC has no established procedure for confidential voting.

DISSENTERS' RIGHTS

     Section 11.65 of the Illinois Business Corporation Act of 1983, as amended (the "Business Corporation Act"), provides that a shareholder of an Illinois corporation is entitled to dissent from, and obtain payment for his or her shares in the event of, among other things, an amendment of the corporation's articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it alters or abolishes a preferential right of such shares. As described herein, the Proposed Amendment would amend the Articles to remove a covenant which provides that the issuance or assumption of unsecured indebtedness for certain purposes above a certain threshold requires the consent of the holders of at least a majority of the total number of Shares then outstanding. To the extent that the Proposed Amendment is deemed to alter or abolish a "preferential right" of the Shares within the meaning of
Section 11.65 of the Business Corporation Act, the Preferred Shareholders would have the right to dissent from the Proposed Amendment and obtain payment of the fair value of their Shares. Pursuant to Section 11.70 of the Business Corporation Act, a Preferred Shareholder who elects to dissent from the Proposed
Amendment (a "Dissenter"), must deliver to IPC before                     , 1998
a written demand for payment of his or her Shares if the Proposed Amendment is adopted at the Special Meeting. If a written demand is not received by that date, the Dissenter will lose the right to dissent and thereby obtain payment for his or her Shares. A Dissenter also will lose the right to dissent if the Dissenter votes in favor of the Proposed Amendment at the Special Meeting.

     If the Proposed Amendment gives rise to dissenters' rights under Section
11.65 of the Business Corporation Act and is adopted at the Special Meeting, IPC will advise any Dissenter meeting the foregoing eligibility requirements of its opinion as to the estimated fair value of the Shares owned by the Dissenter, together with supporting information and a commitment to pay for such Shares at the estimated fair value. A Dissenter who does not agree with IPC's estimated fair value of the Shares must notify IPC, within 30 days thereafter, of the Dissenter's estimate of fair value. If, within 60 days thereafter, IPC and the Dissenter have not agreed upon the fair value of the Shares and the interest due, IPC must either pay the Dissenter the difference in value demanded by the Dissenter or file a petition in circuit court requesting the court to determine the fair value of the Shares and the interest due.

     The foregoing summary does not purport to be a complete statement of the provisions of Sections 11.65 and 11.70 of the Business Corporation Act and is qualified in its entirety by reference to the relevant portions of such Sections, copies of which are attached hereto as Attachment A.

     A Dissenter who receives payment for his or her Shares upon exercise of the right of dissent will, subject to the provisions of the Section 302(b) of the Internal Revenue Code, recognize gain or loss for Federal income tax purposes, measured by the difference between the cost basis for his or her Shares and the amount of payment received.

     PREFERRED SHAREHOLDERS WHO WISH TO RESERVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS SHOULD REVIEW CAREFULLY THE FOREGOING DISCUSSION AND THE PROVISIONS OF THE BUSINESS CORPORATION ACT SET FORTH IN ATTACHMENT A. THE FAILURE TO COMPLY STRICTLY WITH THE DESCRIBED PROCEDURES WILL RESULT IN THE LOSS OF ANY SUCH DISSENTERS' RIGHTS. ANY PREFERRED SHAREHOLDER WHO

CONTEMPLATES THE ASSERTION OF DISSENTERS' RIGHTS IS URGED TO CONSULT HIS OR HER OWN COUNSEL.

PROXIES

     THE ENCLOSED PROXY (WHICH IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL AND PROXY AND WHICH IS ALSO ENCLOSED SEPARATELY HEREWITH) IS SOLICITED BY IPC'S BOARD, WHICH RECOMMENDS VOTING IN FAVOR OF THE PROPOSED AMENDMENT. ALL SHARES OF IPC'S COMMON STOCK WILL BE VOTED IN FAVOR OF THE PROPOSED AMENDMENT. Shares of IPC's cumulative preferred stock represented by properly executed proxies received at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

     Execution of a proxy will not prevent a shareholder from attending the Special Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of IPC written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting. Withdrawal of Shares tendered pursuant to the Offer will not revoke a properly executed proxy.

     IPC will bear the cost of the solicitation of proxies by the Board. IPC has engaged MacKenzie Partners, Inc. to act as Information Agent in connection with
the solicitation of proxies for a fee of $       , plus reimbursement of
reasonable out-of-pocket expenses. Proxies will be solicited by mail, telephone or other electronic means. In addition, officers and employees of IPC may also solicit proxies personally or by telephone; such persons will receive no additional compensation for these services. The Information Agent has not been retained to make, and will not make, solicitations or recommendations in connection with the Proposed Amendment. The Dealer Manager has not been retained to act in any capacity in connection with the solicitation of proxies.

     IPC has requested that brokerage firms and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of IPC's cumulative preferred stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

SPECIAL CASH PAYMENTS

     Subject to the terms and conditions set forth in this Offer to Purchase and Proxy Statement, if (but only if) the Proposed Amendment is adopted at the Special Meeting, IPC will make a Special Cash Payment to each Preferred Shareholder who voted at the Special Meeting in favor of the Proposed Amendment either in person by ballot or by proxy, in the amount of $ for each Share held by such Preferred Shareholder on the Record Date which is so voted, provided that such Shares have not been tendered pursuant to the Offer. SPECIAL CASH PAYMENTS WILL BE MADE TO PREFERRED SHAREHOLDERS AS OF THE RECORD DATE (IF SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER) ONLY IN RESPECT OF EACH SHARE WHICH IS VOTED IN FAVOR OF THE PROPOSED AMENDMENT; PROVIDED, HOWEVER, THAT THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS OFFER TO PURCHASE AND PROXY STATEMENT. IPC has been advised that there is uncertainty under state law, due to the lack of controlling precedent, as to the permissibility of making Special Cash Payments. While IPC cannot predict how a court would rule on the issue, IPC believes that ILN's Offer is fair to Preferred Shareholders, that the Proposed Amendment is in the best interests of IPC and its shareholders, and, accordingly, has decided to make the Special Cash Payments. If the Proposed Amendment is adopted at the Special Meeting, Special Cash Payments will be paid out of IPC's general funds, promptly after the Proposed Amendment shall have become effective. However, no accrued interest will be paid on the Special Cash Payments regardless of any delay in making such payments.

     Only Preferred Shareholders on the Record Date (or their legal representatives or attorneys-in-fact) are entitled to vote at the Special Meeting and, if the Proposed Amendment is adopted at the Special Meeting, to receive Special Cash Payments from IPC. Any beneficial holder of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial holder whose Shares are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record Preferred Shareholder to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial holder of Shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee.

     TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE SPECIAL CASH PAYMENT, EACH PREFERRED SHAREHOLDER VOTING IN FAVOR OF THE PROPOSED AMENDMENT MUST NOTIFY THE DEPOSITARY OF SUCH PREFERRED SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING AND EXECUTING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL AND PROXY OR THE SUBSTITUTE FORM W-9 INCLUDED IN THE PROXY. FOREIGN PREFERRED SHAREHOLDERS MUST SUBMIT A PROPERLY COMPLETED FORM W-8 IN ORDER TO AVOID THE APPLICABLE BACKUP WITHHOLDING; PROVIDED, HOWEVER, THAT BACKUP WITHHOLDING WILL NOT APPLY TO FOREIGN PREFERRED SHAREHOLDERS SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON SPECIAL CASH PAYMENTS. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     IPC Securities. As noted above, ILN owns all the outstanding common stock of IPC. ILN, IPC and their subsidiaries and affiliates do not beneficially own any Shares as of January 31, 1998. None of the pension, profit sharing or other retirement plans of such entities beneficially own any Shares as of January 31, 1998. In addition, IPC's and ILN's directors and executive officers do not beneficially own any Shares as of January 31, 1998. There is no person or group known by management of IPC to be the beneficial owner of more than 5% of the Shares as of January 31, 1998.

     ILN Securities. The beneficial ownership of ILN's common stock held by each director of ILN and IPC, the five most highly compensated executive officers of ILN and IPC in 1997, and all directors and executive officers as a group of ILN and IPC, as of January 31, 1998, is set forth in the following table.

                                                              AMOUNT AND NATURE OF
                 NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
                 ------------------------                    -----------------------   ----------------
Larry F. Altenbaumer.......................................           13,092(2)               *
John G. Cook...............................................           11,894(2)               *
Larry D. Haab..............................................           68,250(2)               *
Paul L. Lang...............................................           21,216(2)               *
Robert A. Schultz..........................................            8,551(2)               *
J. Joe Adorjan.............................................                0                  *
C. Steven McMillan.........................................            1,300                  *
Robert M. Powers...........................................            8,550                  *
Sheli Z. Rosenberg.........................................                0                  *
Walter D. Scott............................................            5,150                  *
Joe J. Stewart.............................................                0                  *
Ronald L. Thompson.........................................            3,677                  *
Walter M. Vannoy...........................................            5,010                  *
Marilou von Ferstel........................................            4,420                  *
John D. Zeglis.............................................            2,626                  *
All directors and executive officers as a group............          187,021                  *

-------------------------
* Less than 1%.

(1) Each person named in the table has sole voting and investment power with respect to shares of ILN's common stock listed as owned by each person.
(2) Includes the following Shares issuable pursuant to stock options exercisable on or before March 31, 1998; Mr. Haab, 56,900; Mr. Lang, 17,800; Mr. Altenbaumer, 17,800; Mr. Cook, 9,900; and Mr. Schultz, 6,750.

BUSINESS TO COME BEFORE THE SPECIAL MEETING

     The following Proposed Amendment to the Articles is the only item of business expected to be presented at the Special Meeting:

        To remove in its entirety ARTICLE V, Section 1, Clause (f)(1), limiting IPC's ability to issue or assume unsecured indebtedness (the "Debt Limitation Provision").

     THE FOLLOWING STATEMENTS, UNLESS THE CONTEXT OTHERWISE REQUIRES, ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF PROVISIONS OF THE ARTICLES, AND ARE QUALIFIED IN THEIR ENTIRETY BY THE ARTICLES, INCLUDING ARTICLE V SECTION 1, CLAUSE (F)(1) (AS DESCRIBED BELOW).

EXPLANATION OF THE PROPOSED AMENDMENT

     The Debt Limitation Provision in the Articles currently prohibits, without the consent of the holders of a majority of the outstanding Shares, the issuance or assumption by IPC of any unsecured notes, debentures or other securities representing unsecured indebtedness (other than for the purpose of refunding outstanding unsecured indebtedness or for the redemption or retirement of all outstanding Shares) if, immediately after such issuance or assumption, the total outstanding principal amount of all securities representing unsecured indebtedness (including unsecured securities then to be issued or assumed) would exceed 20% of the aggregate of (i) the total principal amount of all outstanding secured indebtedness issued or assumed by IPC at the time of such issuance or assumption and (ii) the capital and surplus of IPC, as then stated on IPC's books of account. The Proposed Amendment, if adopted, would eliminate in its entirety the Debt Limitation Provision, as set forth below, from the Articles:

          (f)(1) The Corporation shall not, without the consent (given by vote at a meeting called for that purpose) of the holders of at least a majority of the total number of shares of Preferred Stock then outstanding, issue any unsecured notes, debentures or other securities representing unsecured indebtedness, or assume any such unsecured indebtedness, for purposes other than (A) the refunding of outstanding unsecured indebtedness theretofore issued or assumed by the Corporation, (B) the reacquisition, redemption or other retirement of any indebtedness which reacquisition, redemption or other retirement has been approved by any regulatory authority having jurisdiction in the premises, or (C) the reacquisition, redemption or other retirement of all outstanding shares of Preferred Stock or of any other class of stock ranking prior to, or on a parity with, Preferred Stock as to dividends or other distributions, if immediately after such issue or assumption the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by the Corporation including unsecured indebtedness then to be issued or assumed would exceed twenty percent (20%) of the aggregate of (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Corporation and then to be outstanding, and (b) the capital and surplus of the Corporation as then to be stated on the books of account of the Corporation.

REASONS FOR THE PROPOSED AMENDMENT

     General. IPC believes that legislative, regulatory, technological and market developments will lead to a more competitive environment in the electric utility industry. As competition intensifies, flexibility and cost reduction will be even more crucial to success. Because the electric utility industry is extremely capital intensive, control and minimization of financing costs are of particular importance. In response to the competitive forces and regulatory changes faced by IPC, IPC has from time to time considered, and expects to continue to consider, various strategies designed to enhance its competitive position and to increase its ability to adapt to and anticipate changes in its utility business.

     IPC believes that adoption of the Proposed Amendment is critical to financial flexibility and capital cost reduction. If the Proposed Amendment is adopted, the Debt Limitation Provision will be eliminated. Historically, IPC's debt financing generally has been accomplished through the issuance of long-term mortgage bonds, unsecured indebtedness and pollution control bonds. IPC has mortgage bonds outstanding under two mortgages: (i) the 1943 Mortgage and Deed of Trust, between IPC and Harris Trust and Savings Bank (the "1943 Mortgage"), and (ii) the 1992 General Mortgage and Deed of Trust, between IPC and Harris Trust and Savings Bank (the "1992 Mortgage"). Mortgage bonds issued under the 1943 Mortgage represent secured indebtedness placing a first priority lien on substantially all of IPC's assets. While subject to the prior lien of the 1943 Mortgage, IPC's utility assets are also subject to the junior lien of the 1992 Mortgage. IPC's mortgage bonds issued under both the 1943 Mortgage and the 1992 Mortgage contain certain restrictive covenants with respect to, among other things, the disposition of assets and the ability to issue additional mortgage bonds. Unsecured indebtedness generally has fewer restrictions than mortgage bonds. Short-term indebtedness, a lower cost form of debt available to IPC, represents one type of unsecured indebtedness. Pollution control bond financing, a more favorable type of financing due to its tax-exempt status, is available only for very limited purposes.

     The Proposed Amendment will not only allow IPC to issue a greater amount of unsecured indebtedness, but also will allow IPC to issue a greater amount of total indebtedness. IPC, however, presently has no intention of issuing a greater amount of unsecured debt or total debt than it would have issued absent the adoption of the Proposed Amendment, except that (i) IPC may issue additional unsecured debt in the event it determines to purchase the Shares from ILN and
(ii) IPC may issue debt in connection with a securitization financing authorized under PA 90-561. Rather, it is IPC's intention to retain flexibility in the mix of its outstanding debt and therefore have the option to use more short-term and other unsecured debt and fewer mortgage bonds. In addition, as a regulated utility, the issuance of any securities by IPC would continue to be subject to the prior approval of the ICC (with respect to securities maturing in more than one year) or the Federal Energy Regulatory Commission (with respect to securities maturing in one year or less).

     Inasmuch as the Debt Limitation Provision contained in the Articles limits IPC's flexibility in planning and financing its business activities, IPC believes it ultimately will be at a competitive disadvantage if the Debt Limitation Provision is not eliminated. The industry's new competitors (for example, power marketers, exempt wholesale generators, independent power producers and cogeneration facilities) generally are not subject to the type of financing restrictions the Articles impose on IPC. Recently, several other utilities with the same or similar charter restrictions have successfully eliminated such provisions by soliciting their shareholders for the same or similar amendments. In addition, some potential utility competitors have no comparable provision restricting the issuance of unsecured debt. Given the onset of competition in the utility industry, IPC must continue to explore new ways of reducing costs and enhancing flexibility. IPC believes that the adoption of the Proposed Amendment will be in the best long-term competitive interests of its shareholders.

     Financial Flexibility. If the Proposed Amendment is adopted, IPC will have increased flexibility (i) to choose among different types of debt financing and
(ii) to finance projects using the most cost effective means. IPC believes that various types of unsecured debt alternatives may increase in importance as a financing option. The availability and flexibility of unsecured debt is necessary to take full advantage of changing conditions in securities markets.

     In addition, although IPC's earnings currently are sufficient to meet the earnings coverage tests that must be satisfied before issuing additional mortgage bonds and preferred stock, there is no guarantee that this will be true in the future. Other utilities have been unable to issue mortgage bonds during certain periods because of restrictive covenants in their mortgages. IPC's inability to issue mortgage bonds or preferred stock in the future, combined with the inability to issue additional unsecured debt, would limit IPC's financing options to more costly options, including additional common equity. Moreover, continued reliance on the issuance of mortgage bonds could limit IPC's ability in the future to strategically redeploy its assets.

     Under the Debt Limitation Provision, IPC's use of unsecured short-term indebtedness is presently restricted. However, IPC believes that the prudent use of such indebtedness in excess of this provision is vital to effective financial management of its business. Not only is unsecured short-term indebtedness generally one of the least expensive forms of capital, it also provides flexibility in meeting seasonal and business cycle fluctuations in cash requirements, acts as a bridge between issues of permanent capital and can be used when unfavorable conditions prevail in the market for long-term capital. However, because of the Debt Limitation Provision, as of December 31, 1997, the maximum amount of unsecured indebtedness that IPC would be authorized under its Articles to issue or assume would be approximately $612.7 million. As of December 31, 1997, IPC had approximately $444.8 million of unsecured indebtedness outstanding, thus leaving an additional $167.9 million of capacity available.

     Lower Costs. As previously mentioned, IPC's short-term debt issuances generally represent one of its lowest-cost forms of financing. By increasing its use of short-term debt, IPC may be able to lower its cost structure further, thereby making its products more competitive and reducing its business risks. However, with the Debt Limitation Provision in place, the availability and corresponding benefits of short-term debt diminish. And although short-term debt may expose the borrower to more volatility in interest rates, it should be noted that the cost of short-term debt seldom exceeds the cost of other forms of capital available at the same time.

     FOR ALL THE ABOVE REASONS, IPC'S BOARD BELIEVES THE BEST LONG-TERM INTERESTS OF SHAREHOLDERS ARE SERVED BY, AND ENCOURAGES SHAREHOLDERS TO VOTE IN FAVOR OF, THE ADOPTION OF THE PROPOSED AMENDMENT.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     ILN's Board of Directors has selected Price Waterhouse LLP as independent accountants for ILN and its subsidiaries, including IPC, for the year 1998. A representative of Price Waterhouse LLP is expected to be present at the Special Meeting with the opportunity to make a statement and to respond to appropriate questions from shareholders.

                        PRICE RANGE OF SHARES; DIVIDENDS

     Shares of the 4.08% Series, 4.20% Series, 4.26% Series, 4.42% Series and 4.70% Series are listed and traded on the NYSE under the symbols "IPCprA," "IPCprB," "IPCprC," "IPCprD" and "IPCprE," respectively. The last reported sales price on the NYSE, as of the close of business on [DAY BEFORE STATEMENT DATE], for each of these Series of Preferred is shown on the front cover of this Offer to Purchase and Proxy Statement.

     Shares of the 7.75% Series trade in the over-the-counter market under the symbol "ILLNP". The last reported sales price in the over-the-counter market, as of the close of business on [DAY BEFORE STATEMENT DATE], for the 7.75% Series of Preferred is shown on the front cover of this Offer to Purchase and Proxy Statement. However, Preferred Shareholders should be aware that there is no established trading market for these Shares and that the Shares of the Series of Preferred only trade sporadically and on a limited basis and, therefore, the last reported sales price may not necessarily reflect the current market value of such Shares.

     On                , 1998, there were issued and outstanding 283,290 shares
of the 4.08% Series of Preferred held by shareholders of record; 167,720 shares of the 4.20% Series of Preferred held by shareholders of record; 136,000 shares of the 4.26% Series of Preferred held by shareholders of record; 134,400 shares of the 4.42% Series of Preferred held by shareholders of record; 176,000 shares of the 4.70% Series of Preferred held by shareholders of record; and 241,700 shares of the 7.75% Series of Preferred held by shareholders of record.

     PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

     The following table sets forth the high and low sales prices of each Series of Preferred on the NYSE or in the over-the-counter market as reported by the National Quotation Bureau, Inc., as applicable, and the cash dividends paid thereon for the fiscal quarters indicated.

            DIVIDENDS AND PRICE RANGES OF CUMULATIVE PREFERRED STOCK
                          BY QUARTERS (1997 AND 1996)

                                         1997 -- QUARTERS                                    1996 -- QUARTERS
                        --------------------------------------------------  --------------------------------------------------
                            1ST          2ND          3RD          4TH          1ST          2ND          3RD          4TH
                            ---          ---          ---          ---          ---          ---          ---          ---
CUMULATIVE PREFERRED
  STOCK ($50 Par
  Value)
4.08% Series
  Dividends Paid Per
    Share.............     $0.51        $0.51        $0.51        $0.51        $0.51        $0.51        $0.51        $0.51
  Market Price -- $
    Per Share (NYSE)
    (High/Low)........  30.00/25.50  29.00/25.50  28.50/25.38  31.00/27.25  31.50/27.00  31.00/27.88  33.53/29.13  36.00/30.44
4.20% Series
  Dividends Paid Per
    Share.............   $0.52 1/2    $0.52 1/2    $0.52 1/2    $0.52 1/2    $0.52 1/2    $0.52 1/2    $0.52 1/2    $0.52 1/2
  Market Price -- $
    Per Share (NYSE)
    (High/Low)........  30.00/27.00  29.00/27.38  30.00/26.88  32.00/28.50  32.00/28.00  32.00/27.00  34.52/30.50  37.00/32.00
4.26% Series
  Dividends Paid Per
    Share.............   $0.53 1/4    $0.53 1/4    $0.53 1/4    $0.53 1/4    $0.53 1/4    $0.53 1/4    $0.53 1/4    $0.53 1/4
  Market Price -- $
    Per Share (NYSE)
    (High/Low)........  31.00/27.38  29.50/27.38  32.00/26.75  32.13/28.00  33.00/28.25  32.50/29.88  34.50/30.94  37.50/32.50
4.42% Series
  Dividends Paid Per
    Share.............   $0.55 1/4    $0.55 1/4    $0.55 1/4    $0.55 1/4    $0.55 1/4    $0.55 1/4    $0.55 1/4    $0.55 1/4
  Market Price -- $
    Per Share (NYSE)
    (High/Low)........  32.00/29.00  31.50/27.75  32.00/27.13  34.00/29.00  33.50/29.50  34.00/29.50  35.50/32.00  39.00/33.25
4.70% Series
  Dividends Paid Per
    Share.............   $0.58 3/4    $0.58 3/4    $0.58 3/4    $0.58 3/4    $0.58 3/4    $0.58 3/4    $0.58 3/4    $0.58 3/4
  Market Price -- $
    Per Share (NYSE)
    (High/Low)........  34.00/30.38  33.00/29.38  33.00/29.63  36.00/31.13  35.50/31.00  36.00/33.00  38.63/33.50  41.00/36.00
7.75% Series
  Dividends Paid Per
    Share.............   $0.96 7/8    $0.96 7/8    $0.96 7/8   $0.968 7/8    $0.96 7/8    $0.96 7/8    $0.96 7/8    $0.96 7/8
  Market Price -- $
    Per Share (OTC)
    (High/Low)........  52.50/52.50  51.75/50.50  53.13/53.13  54.50/52.50  48.25/47.50  50.63/48.50  52.63/52.63  52.50/52.50

-------------------------
NYSE -- New York Stock Exchange

OTC -- Over-the-Counter market quotations provided by National Quotation Bureau, Inc. High and low bid quotations are not available for the 7.75% Series.

     Dividends for a Series of Preferred are payable when, as and if declared by IPC's Board of Directors at the rate per annum included in such title of the Series of Preferred listed on the front cover of this Offer to Purchase and Proxy Statement. The May 1998 Dividend has been declared on each Series of Preferred, payable May 1, 1998 to holders of record as of the close of business on April 9, 1998. A tender and purchase of Shares pursuant to the Offer will not deprive such Preferred Shareholder of his or her right to receive the May 1998 Dividend on his or her Shares, regardless of when such tender is made. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any dividend period (or any portion thereof) after May 1, 1998. The payment of the May 1998 Dividend will be made separately from payments for Shares tendered in the Offer or the payment of any Special Cash Payments.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Schiff Hardin & Waite, counsel to ILN and IPC, the following summary describes the principal United States federal income tax consequences of sales of Shares pursuant to the Offer and the receipt of Special Cash Payments in connection with the adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Offer to Purchase and Proxy Statement may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a Preferred Shareholder in light of such Preferred Shareholder's particular circumstances or to Preferred Shareholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, and Preferred Shareholders who are not citizens or residents of the United States). Preferred Shareholders should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means an owner of a Share that is (i) for United States federal income tax purposes a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, or for taxable years beginning on or before December 31, 1996, in general, any trust, the income of which is subject to United States federal income taxation regardless of its source; or (iv) for taxable years beginning after December 31, 1996, any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. A "Non-United States Holder" is a Preferred Shareholder that is not a United States Holder.

TAX CONSIDERATIONS FOR TENDERING PREFERRED SHAREHOLDERS

     Characterization of the Sale. A sale of Shares by a Preferred Shareholder pursuant to the Offer will be a taxable transaction for Federal income tax purposes.

     United States Holders. A United States Holder will recognize gain or loss equal to the difference between the tax basis of such Holder's Shares and the amount of cash received in exchange therefor. A United States Holder's gain or loss will be long-term capital gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. Capital gain on Shares held by non-corporate taxpayers for more than eighteen months on the date of the sale of such Shares will be subject to a reduced tax rate. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     Non-United States Holders. Any gain realized upon the sale of Shares by a Non-United States Holder pursuant to the Offer generally will not be subject to United States Federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met.

     A Non-United States Holder described in clause (i) above will be taxed on the net gain derived from the sale at regular graduated United States Federal income tax rates. If a Non-United States Holder that is a foreign corporation falls under clause (i) above, it may also be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Unless an applicable tax treaty provides otherwise, an individual Non-United States Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States capital losses (notwithstanding the fact that the individual is not considered a resident of the United States).

TAX CONSIDERATIONS FOR NON-TENDERING PREFERRED SHAREHOLDERS

     Preferred Shareholders, whether or not they receive Special Cash Payments, will not recognize any taxable gain or loss with respect to the Shares as a result of the modification of the Articles by the Proposed Amendment.

     United States Holders. There is no direct authority concerning the Federal income tax consequences of the receipt of Special Cash Payments. IPC will, for information reporting purposes, treat Special Cash Payments as ordinary non-dividend income to recipient United States Holders.

     Non-United States Holders. IPC will treat Special Cash Payments paid to a Non-United States Holder of Shares as subject to withholding of United States Federal income tax at a 30% rate. However, Special Cash Payments that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States are not subject to the withholding tax (provided such Non-United States Holder provides two originals of Internal Revenue Service ("IRS") Form 4224 stating that such Special Cash Payments are so effectively connected), but instead are subject to United States Federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A Non-United States Holder of Shares eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

BACKUP WITHHOLDING

     ANY TENDERING PREFERRED SHAREHOLDER OR PREFERRED SHAREHOLDER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT BUT DOES NOT TENDER WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF (1) IN THE CASE OF A TENDERING PREFERRED SHAREHOLDER, THE GROSS AMOUNT PAYABLE TO SUCH PREFERRED SHAREHOLDER IN EXCHANGE FOR THE SHARES OR (2) IN THE CASE OF A NON-TENDERING PREFERRED SHAREHOLDER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT, THE SPECIAL CASH PAYMENT. To prevent backup United States Federal income tax withholding with respect to the purchase price of Shares purchased pursuant to the Offer or the Special Cash Payment, a United States Holder must provide the Depositary with the Preferred Shareholder's correct taxpayer identification number and certify that the Preferred Shareholder is not subject to backup withholding of Federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal and Proxy. Certain Preferred Shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. For a corporate United States Holder to qualify for such exemption, such Preferred Shareholder must provide the Depositary with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a foreign Preferred Shareholder to qualify as an exempt recipient, the foreign holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8 may be obtained from the Depositary.

     Unless a Preferred Shareholder provides the appropriate certification, under the applicable law and regulations concerning "backup withholding" of Federal United States income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to such Preferred Shareholder or other payee. The amount of any backup withholding from a payment to a Preferred

Shareholder will be allowed as a credit against such Preferred Shareholder's United States federal income tax liability and may entitle such Preferred Shareholder to a refund, provided that the required information is furnished to the IRS. However, backup withholding is not required for amounts subject to withholding discussed above under "Tax Consideration for Tendering Preferred Shareholders -- Non-United States Holders" and "Tax Considerations for Non-Tendering Preferred Shareholders -- Non-United States Holders."

                           SOURCE AND AMOUNT OF FUNDS

     Assuming that ILN purchases all outstanding Shares pursuant to the Offer, the total amount required by ILN to purchase such Shares will be approximately
$ million, exclusive of the May 1, 1998 Dividend, fees and other expenses. ILN intends to fund the Offer through borrowings under its $150 million Credit Agreement, dated as of June 12, 1996, as amended on June 28, 1996, with various financial institutions and CIBC Inc. as Administrative Agent (the "Credit Agreement"). The Credit Agreement terminates, unless extended, on June 11, 1998. The Credit Agreement permits ILN to borrow funds at floating interest rates determined by reference to the federal funds rate published by the Federal Reserve Bank of New York or, for certain fixed periods, at fixed interest rates determined by the interbank Eurodollar market. ILN's borrowings under the Credit Agreement are expected to be repaid through funds received from IPC, which expects to derive its funds from internally generated funds or the issuance of short-term debt.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

     Each of ILN and IPC has been advised by its directors and executive officers that no directors or executive officers of the respective companies own any Shares. Based upon the companies' records and upon information provided to each company by its directors and executive officers, neither company nor, to the knowledge of either, any of their subsidiaries, affiliates, directors or executive officers, or associates of the foregoing, or any of their pension, profit-sharing or retirement plans, has engaged in any transactions involving Shares during the 60 business days preceding the date hereof. Neither company nor, to the knowledge of either, any of its directors or executive officers or an associate of the foregoing is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person or entity with respect to any securities of IPC.

     IPC purchased Shares on the open market on the dates and at the prices shown below in fiscal 1996 and 1997.

                           NUMBER OF   RANGE OF PURCHASE PRICES   AVERAGE PURCHASE
SERIES    FISCAL QUARTER    SHARES            (HIGH/LOW)          PRICE PER SHARE
------    --------------   ---------   ------------------------   ----------------
4.08%    3rd Quarter 1997    16,710        $36.520/$35.000            $35.606
4.20%    3rd Quarter 1997    12,280          37.590/34.841             35.762
4.26%    3rd Quarter 1997    14,000          36.059/36.059             36.059
4.42%    3rd Quarter 1997    15,600          37.413/37.413             37.413
4.70%    3rd Quarter 1997    24,000          38.989/38.989             38.989
7.75%    3rd Quarter 1996   135,100          52.750/52.125             52.421

                  FEES AND EXPENSES ASSOCIATED WITH THE OFFER

     Dealer Manager, Depositary and Information Agent Fees. Donaldson, Lufkin & Jenrette Securities Corporation will act as the Dealer Manager for ILN in connection with the Offer. ILN has agreed to pay the Dealer Manager a fee of
$     per Share for any Shares tendered, accepted for payment and paid for
pursuant to the Offer and to pay the Dealer Manager a fee of $     per Share for
any Shares that are not tendered pursuant to the Offer but which vote in favor of the Proposed Amendment, provided that the Proposed Amendment is adopted at the Special Meeting. The Dealer Manager will also be reimbursed by ILN for its reasonable out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to ILN and IPC. The Dealer Manager has received, and will continue to receive, customary compensation from ILN and IPC for such services. ILN has retained First Chicago Trust Company of New York as Depositary and MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for reasonable out-of-pocket expenses, including attorney fees. ILN has agreed to indemnify the Depositary and Information Agent against certain liabilities, including certain liabilities under the federal securities law, in connection with the Offer. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer.

     Solicited Tender Fees; Separate Fees. Pursuant to Instruction 10 of the accompanying Letter of Transmittal and Proxy, ILN will pay a solicitation fee of
$     per Share that is tendered, accepted for payment and paid for pursuant to
the Offer in transactions for beneficial owners of fewer than           Shares
and a solicitation fee of $     per Share for transactions for beneficial owners
of           or more Shares; provided that solicitation fees payable in
transactions for beneficial owners of           or more Shares shall be paid 80%
to the Dealer Manager and 20% to any designated Soliciting Dealer (which may be the Dealer Manager). If the Proposed Amendment is adopted at the Special Meeting, IPC will pay to each designated Soliciting Dealer a separate fee of
$     per Share for Shares that are not tendered pursuant to the Offer but which are voted in favor of the Proposed Amendment in transactions for beneficial
owners of fewer than           Shares and a separate fee of $     per Share for
Shares that are not tendered pursuant to the Offer but which are voted in favor
of the Proposed Amendment in transactions for beneficial owners of        or
more Shares; provided that the separate fee payable in transactions for
beneficial owners of           or more Shares shall be paid 80% to the Dealer
Manager and 20% to any designated Soliciting Dealer (which may be the Dealer Manager). A designated Soliciting Dealer is an entity obtaining the tender or proxy, if the Letter of Transmittal and Proxy or the separate Proxy, as the case may be, shall include its name and it is (i) any broker or dealer in securities, including a Dealer Manager in its capacity as a dealer or broker, which is a member in good standing of any national securities exchange or of the NASD, (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the
NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company.

     No solicitation fee or separate fee (other than solicitation fees payable to the Dealer Manager as provided above) shall be payable to a Soliciting Dealer with respect to the tender of Shares or the vote of Shares by a holder unless the Letter of Transmittal and Proxy or the separate Proxy accompanying such tender or vote, as the case may be, designates such Soliciting Dealer. No solicitation fee or separate fee shall be payable to a Soliciting Dealer in respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered or voted for the benefit of one or more beneficial owners identified on the Letter of Transmittal and Proxy or on the Notice of Solicited Tenders. No solicitation fee or separate fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No solicitation fee shall be paid to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account and no separate fee shall be paid to a Soliciting Dealer with respect to Shares voted for such Soliciting Dealer's own account. A Soliciting Dealer shall not be entitled to a solicitation fee or a separate fee for Shares beneficially owned by such Soliciting Dealer. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of ILN, IPC, the Depositary, the Dealer Manager or the Information Agent for purposes of the Offer.

     Soliciting Dealers will include any of the organizations described in clauses (i), (ii) and (iii) above even when the activities of such organizations in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the Letter of Transmittal and Proxy and tendering Shares as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described above, and for all purposes noted in all materials relating to the Offer, the term "solicit" shall be deemed to mean no more than "processing shares tendered" or "forwarding to customers materials regarding the Offer."

     Stock Transfer Taxes. ILN will pay all stock transfer taxes, if any, payable on account of the acquisition of Shares by ILN pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the accompanying Letter of Transmittal and Proxy.

     Estimated Expenses. Assuming that all Shares of each Series of Preferred are tendered and purchased by ILN pursuant to the Offer, it is estimated that the expenses incurred by ILN in connection with the Offer will be as approximately set forth below. ILN will be responsible for paying all such expenses.

Dealer Manager Fees.........................................    $
Depositary and Information Agent Fees.......................    $
Solicitation Fees...........................................    $
Printing and Mailing Fees...................................    $
Filing Fees.................................................    $
Legal and Miscellaneous.....................................    $
                                                                -----------
     Total..................................................    $
                                                                ===========

                   CERTAIN INFORMATION REGARDING ILN AND IPC;
                           INCORPORATION BY REFERENCE

     ILN is a holding company organized in Illinois in May 1994, which conducts substantially all of its business through its subsidiaries. It has three principal operating subsidiaries: IPC, organized in May 1923, is a combination electric and gas utility; Illinova Generating Company, organized in October 1992, is an independent power company which invests in energy supply projects and competes in the independent power market worldwide; and Illinova Energy Partners, Inc., organized in July 1994, is in the business of (i) developing and marketing energy-related services to the unregulated energy market in the United States and (ii) brokering and marketing electric power and gas to various customers. IPC's financial position and results of operations are currently the principal factors affecting ILN's consolidated financial position and results of operation.

     IPC is engaged in the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. Its service area is a widely diversified industrial and agricultural area comprising approximately 15,000 square miles in northern, central and southern Illinois. Electric service is provided at retail to 310 incorporated municipalities, adjacent suburban and rural areas and numerous unincorporated municipalities. Gas service is provided to 257 incorporated municipalities, adjacent suburban areas and numerous unincorporated municipalities. The larger cities served include Decatur, East St. Louis (gas only), Champaign, Danville, Belleville, Granite City, Bloomington (electric only), Galesburg, Urbana and Normal (electric only).

     ILN and IPC are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including ILN and IPC. Reports, proxy materials and other information about ILN and IPC are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In connection with the Offer, ILN has filed an Issuer Tender Offer Statement on Schedule 13E-4 and a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC that includes certain additional information relating to the Offer. ILN's Schedule 13E-4 and

Schedule 13E-3 will not be available at the SEC's regional offices. IPC has filed this Offer to Purchase and Proxy Statement (and related documents) with the SEC pursuant to Rule 14a-6 of the Exchange Act.

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION;
                           INCORPORATION BY REFERENCE

     Set forth below is certain consolidated historical financial information of IPC and its subsidiaries. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited consolidated financial statements included in IPC's Annual Report on Form 10-K for the year ended December 31, 1997.

CONDENSED INCOME STATEMENT DATA:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                 1997             1996
                                                                 ----             ----
                                                              (THOUSANDS, EXCEPT RATIOS)
Operating Revenues..........................................  $ 1,773.9        $ 1,688.7
Operating Income............................................      278.7            361.4
Allowance for Borrowed Funds Use During Construction........       (5.0)            (6.5)
Interest Expense............................................      128.7            133.0
Net Income (Loss)...........................................      (44.2)           228.6
  Less-Preferred Dividend Requirement.......................       21.5             22.3
  Plus -- Carrying Amount Over (Under) Consideration Paid
     for Redeemed Preferred Stock of Subsidiary.............        0.2             (0.7)
Net Income (Loss) Applicable to Common Stock................      (65.5)           205.6
Ratio of Earnings to Fixed Charges..........................        1.24             3.40

CONDENSED BALANCE SHEET DATA (AT END OF PERIOD):

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1997           1996
                                                                ----           ----
                                                                    (MILLIONS)
Assets
  Plant and property........................................  $7,353.4       $6,981.5
  Less -- accumulated depreciation..........................   2,808.1        2,419.7
                                                              --------       --------
     Net utility plant......................................   4,545.3        4,561.8
  Nuclear fuel under capital lease..........................     133.0          101.7
  Investments and other assets..............................       5.9           14.5
  Current assets............................................     414.8          444.3
  Deferred charges..........................................     192.5          446.2
                                                              --------       --------
       Total................................................  $5,291.5       $5,568.5
                                                              ========       ========
Capital and Liabilities
  Common stock..............................................  $1,417.3       $1,416.4
  Treasury stock............................................    (207.7)         (86.2)
  Retained earnings.........................................      89.5          245.9
  Preferred stock...........................................      57.1           96.2
  Mandatorily redeemable preferred stock....................     197.0          197.0
  Long-term debt............................................   1,617.5        1,636.4
                                                              --------       --------
       Total capitalization.................................   3,170.7        3,505.7
  Current liabilities.......................................     729.1          655.5
  Deferred credits and other noncurrent liabilities.........   1,391.7        1,407.3
                                                              --------       --------
       Total................................................  $5,291.5       $5,568.5
                                                              ========       ========

     The financial statements of IPC and related information included in its Annual Report on Form 10-K for the year ended December 31, 1997, and its Current Reports on Form 8-K, dated February 13, 1998 and January 21, 1998, each as filed with the SEC, are hereby incorporated by reference. All documents subsequently filed by IPC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and Proxy Statement and prior to the Expiration Date (or any extension thereof) shall be deemed to be incorporated by reference in this Offer to Purchase and Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase and Proxy Statement to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Proxy Statement.

     IPC will provide without charge to each person to whom a copy of this Offer to Purchase and Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Offer to Purchase and Proxy Statement, other than exhibits to such documents. Written requests for copies of such documents should be addressed to the Shareholder Services Department, Illinova Corporation at 500 South 27th Street, Decatur, Illinois 62525 (telephone (800) 800-8220) or at its Website on the World Wide Web at http://www.illinova.com. The information relating to ILN and IPC contained in this Offer to Purchase and Proxy Statement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                             SHAREHOLDER PROPOSALS

     If a shareholder intends to present a proposal at the 1999 Annual Meeting of Shareholders of IPC, the proposal must be received by the Corporate Secretary of IPC not later than November 12, 1998 for inclusion in IPC's proxy or information statement and form of proxy, if applicable.

                                 MISCELLANEOUS

     The Offer is not being made to, nor will ILN accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. ILN is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If ILN becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, ILN will make a good faith effort to comply with such law. If, after such good faith effort, ILN cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on ILN's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                            ILLINOVA CORPORATION
                                            ILLINOIS POWER COMPANY

                    , 1998

                                                                    ATTACHMENT A

                          ILLINOIS DISSENTERS' RIGHTS

  SECTION 11.65. RIGHT TO DISSENT.

     (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if

             (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or

             (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

          (2) consummation of sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

          (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) alters or abolishes a preferential right of such shares;

             (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

             (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

          (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
     Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

     (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

  SECTION 11.70. PROCEDURE TO DISSENT.

     (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

     (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

     (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

     (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision of the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

     (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

          (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

          (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefitted. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

     (j) As used in this Section:

          (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

          (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     Facsimile copies of the Letter of Transmittal and Proxy will only be accepted from Eligible Institutions. Facsimile copies of the separate Proxy will be accepted from any holder. The Letter of Transmittal and Proxy and, if applicable, certificates for Shares should be sent or delivered by each tendering or voting Preferred Shareholder of IPC or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                               The Depositary is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                           By Hand:                     By Overnight Courier:
           --------                           --------                     ---------------------
  First Chicago Trust Company        First Chicago Trust Company        First Chicago Trust Company
          of New York                        of New York                        of New York
   Attn: Tenders & Exchanges          Attn: Tenders & Exchanges          Attn: Tenders & Exchanges
         P.O. Box 2565                c/o The Depository Trust                Suite 4680-CBE
          Suite 4660                Company 55 Water Street, DTC              14 Wall Street
  Jersey City, NJ 07303-2565                     TAD                             8th Floor
                                   Vietnam Veterans Memorial Plaza          New York, NY 10005
                                         New York, NY 10041

                                 By Facsimile:

                                 (201) 222-4720
                               or (201) 222-4721

                             Confirm by Telephone:

                                 (201) 222-4707

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy, the separate Proxy or other tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the companies' expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             The Information Agent:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                           (800) 322-2885 (Toll Free)
                         (212) 929-5500 (Call Collect)

                              The Dealer Manager:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                277 Park Avenue
                            New York, New York 10172
                           (800) 334-1604 (Toll Free)
                         (212) 892-3351 (Call Collect)
                        Attn: Paul Galant or Jeff Dorst